June 20, 2005

Mail Stop 0408

By U.S. Mail and facsimile to (410) 529-0147

Ms. Bonnie M. Klein
Vice President and Treasurer
BCSB Bankcorp, Inc.
4111 E. Joppa Road, Suite 300
Baltimore, MD  21236

Re:	BCSB Bankcorp, Inc.
      Form 10-K for the period ended September 30, 2004
      Form 10-Q for fiscal 2004 and 2005
	File No.  000-24589


Dear Ms. Klein:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

					Sincerely,



		John P. Nolan
		Accounting Branch Chief